Exhibit 4.6

CNH EQUIPMENT TRUST 2004-A

ADMINISTRATION AGREEMENT

among

CNH EQUIPMENT TRUST 2004-A,
as Issuer,

and

CASE CREDIT CORPORATION,
as Administrator,

and

JPMORGAN CHASE BANK,
as Indenture Trustee.

Dated as of September 1, 2004

TABLE OF CONTENTS

1.	Duties of the Administrator

(a) Duties with Respect to the Indenture and the Depository Agreement

(b) Duties with Respect to the Trust

(c) Non-Ministerial Matters

2.	Records

3.	Compensation

4.	Additional Information To Be Furnished to the Issuer

5.	Independence of the Administrator

6.	No Joint Venture

7.	Other Activities of the Administrator

8.	Term of Agreement; Resignation and Removal of the Administrator

9.	Action upon Termination, Resignation or Removal

10.	Notices

11.	Amendments

12.	Successors and Assigns

13.	Governing Law

14.	Headings

15.	Counterparts

16.	Severability

17.	Not Applicable to Case Credit Corporation in Other Capacities

18.	Limitation of Liability of the Trustee and the Indenture Trustee

19.	Third-Party Beneficiary

20.	Indemnification

21.	Information Requests.

22.	Corporate Status.

i

ADMINISTRATION AGREEMENT dated as of September 1, 2004, among CNH EQUIPMENT TRUST 2004-A, a Delaware statutory trust (the “Issuer”), CASE CREDIT CORPORATION, a Delaware corporation, and its successors, as administrator (the “Administrator”), and JPMorgan Chase Bank, a New York banking corporation, not in its individual capacity but solely as Indenture Trustee (the “Indenture Trustee”).

RECITALS

WHEREAS, the Issuer is issuing: (a) 2.0008% Class A-1 Asset Backed Notes, 2.42% Class A-2 Asset Backed Notes, Floating Rate Class A-3a Asset Backed Notes, 2.94% Class A-3b Asset Backed Notes, Floating Rate Class A-4a Asset Backed Notes, 3.48% Class A-4b Asset Backed Notes (collectively, the “Class A Notes”) and 3.31% Class B Asset Backed Notes (the “Class B Notes” and, together with the Class A Notes, the “Notes”) pursuant to the Indenture, dated as of the date hereof (as amended and supplemented from time to time in accordance with the provisions thereof, the “Indenture”), between the Issuer and the Indenture Trustee (capitalized terms used herein and not otherwise defined herein are defined in Appendix A to the Indenture);

WHEREAS, the Issuer has entered into certain agreements in connection with the issuance of the Notes and of certain beneficial ownership interests of the Issuer, including: (i) a Sale and Servicing Agreement, dated as of the date hereof (as amended and supplemented from time to time, the “Sale and Servicing Agreement”), among the Issuer, Case Credit Corporation, as servicer (the “Servicer”), and CNH Capital Receivables Inc., a Delaware corporation, as seller (the “Seller”), (ii) a Depository Agreement, dated September 22, 2004 (the “Depository Agreement”), among the Issuer, the Indenture Trustee, the Administrator and The Depository Trust Company, (iii) the Indenture and (iv) a Trust Agreement, dated as of the date hereof (the “Trust Agreement”), between the Seller and the Trustee (the Sale and Servicing Agreement, the Depository Agreement, the Indenture and the Trust Agreement being hereinafter referred to collectively as the “Related Agreements”);

WHEREAS, pursuant to the Related Agreements, the Issuer and the Trustee are required to perform certain duties in connection with: (a) the Notes and the collateral therefor pledged pursuant to the Indenture (the “Collateral”) and (b) the beneficial ownership interests in the Issuer (the registered holders of such interests being referred to herein as the “Owners”);

WHEREAS, the Issuer and the Trustee desire to have the Administrator perform certain of the duties of the Issuer and the Trustee referred to in the preceding clause, and to provide such additional services consistent with this Agreement and the Related Agreements as the Issuer and the Trustee may from time to time request;

WHEREAS, the Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Issuer and the Trustee on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  Duties of the Administrator.

(a)  Duties with Respect to the Indenture and the Depository Agreement. The Administrator shall perform all of its duties as Administrator and the duties of the Issuer and the Trustee under the Depository Agreement. In addition, the Administrator shall consult with the Trustee regarding the duties of the Issuer and the Trustee under such documents. The Administrator shall monitor the performance of the Issuer and shall advise the Trustee when action is necessary to comply with the Issuer’s or the Trustee’s duties under such documents. The Administrator shall prepare for execution by the Issuer or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer or the Trustee to prepare, file or deliver pursuant to such documents. In furtherance of the foregoing, the Administrator shall take all appropriate action that is the duty of the Issuer or the Trustee to take pursuant to such documents, including, without limitation, such of the foregoing as are required with respect to the following matters (references in this Section are to sections of the Indenture):

(i)  the duty to cause the Note Register to be kept and to give the Indenture Trustee notice of any appointment of a new Note Registrar and the location, or change in location, of the Note Register (Section 2.4);

(ii)  the fixing or causing to be fixed of any specified record date and the notification of the Indenture Trustee and Noteholders with respect to special payment dates, if any (Section 2.7(c));

(iii)  the preparation of or obtaining of the documents and instruments required for authentication of the Notes and delivery of the same to the Indenture Trustee (Section 2.2);

(iv)  the preparation, obtaining or filing of the instruments, opinions, certificates and other documents required for the release of the Collateral (Section 2.9);

(v)  [reserved];

(vi)  the duty to cause newly appointed Paying Agents, if any, to deliver to the Indenture Trustee the instrument specified in the Indenture regarding funds held in trust (Section 3.3);

(vii)  the direction to the Paying Agents to deposit moneys with the Indenture Trustee (Section 3.3);

(viii)  the obtaining and preservation of the Issuer’s qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Indenture, the Notes, the Collateral and each other instrument and agreement included in the Trust Estate (Section 3.4);

(ix)  the preparation of all supplements, amendments, financing statements, continuation statements, instruments of further assurance and other instruments, in accordance with Section 3.5 of the Indenture, necessary to protect the Trust Estate (Section 3.5);

(x)  the delivery of the Opinion of Counsel on the Closing Date and the annual delivery of Opinions of Counsel, in accordance with Section 3.6 of the Indenture, as to the Trust Estate, and the annual delivery of the Officer’s Certificate and certain other statements, in accordance with Section 3.9 of the Indenture, as to compliance with the Indenture (Sections 3.6 and 3.9);

(xi)  the identification to the Indenture Trustee in an Officer’s Certificate of a Person with whom the Issuer has contracted to perform its duties under the Indenture (Section 3.7(b));

(xii)  the notification of the Indenture Trustee and the Rating Agencies of a Servicer Default pursuant to the Sale and Servicing Agreement and, if such Servicer Default arises from the failure of the Servicer to perform any of its duties under the Sale and Servicing Agreement, the taking of all reasonable steps available to remedy such failure (Section 3.7(d));

(xiii)  the preparation and obtaining of documents and instruments required for the release of the Issuer from its obligations under the Indenture (Section 3.10(b));

(xiv)  the delivery of notice to the Indenture Trustee and the Rating Agencies of (a) each Event of Default under the Indenture, (b) each default by the Servicer or Seller under the Sale and Servicing Agreement, (c) each default by Case Credit under the Case Purchase Agreement and (d) each default by NH Credit under the NH Purchase Agreement (Section 3.19);

(xv)  the monitoring of the Issuer’s obligations as to the satisfaction and discharge of the Indenture and the preparation of an Officer’s Certificate and the obtaining of the Opinion of Counsel and the Independent Certificate relating thereto (Section 4.1);

(xvi)  the compliance with any written directive of the Indenture Trustee with respect to the sale of the Trust Estate in a commercially reasonable manner if an Event of Default shall have occurred and be continuing (Section 5.4);

(xvii)  the furnishing to the Indenture Trustee of the names and addresses of Noteholders during any period when the Indenture Trustee is not the Note Registrar (Section 7.1);

(xviii)  the preparation, execution and filing with the Commission and the Indenture Trustee of documents required to be filed on a periodic basis with, and summaries thereof as may be required by rules and regulations prescribed by, the Commission and the transmission of such summaries, as necessary, to the Noteholders (Section 7.3);

(xix)  the opening of one or more accounts in the Trust’s name, the preparation of Issuer Orders, Officer’s Certificates and Opinions of Counsel and all other actions necessary with respect to investment and reinvestment of funds in the Trust Accounts (Sections 8.2 and 8.3);

(xx)  the preparation of an Issuer Request and Officer’s Certificate and the obtaining of an Opinion of Counsel and Independent Certificates, if necessary, for the release of the Trust Estate as defined in the Indenture (Sections 8.4 and 8.5);

(xxi)  the preparation of Issuer Orders and the obtaining of Opinions of Counsel with respect to the execution of supplemental indentures and the mailing to the Noteholders of notices with respect to such supplemental indentures (Sections 9.1, 9.2 and 9.3);

(xxii)  the execution and delivery of new Notes conforming to any supplemental indenture (Section 9.6);

(xxiii)  the notification of Noteholders of redemption of the Notes or the duty to cause the Indenture Trustee to provide such notification (Section 10.2);

(xxiv)  the preparation of all Officer’s Certificates, Opinions of Counsel and Independent Certificates with respect to any requests by the Issuer to the Indenture Trustee to take any action under the Indenture (Section 11.1(a));

(xxv)  the preparation and delivery of Officer’s Certificates and the obtaining of Independent Certificates, if necessary, for the release of property from the lien of the Indenture (Section 11.1(b));

(xxvi)  the preparation and delivery to Noteholders and the Indenture Trustee of any agreements with respect to alternate payment and notice provisions (Section 11.6); and

(xxvii)  the recording of the Indenture, if applicable (Section 11.15).

(b)  Duties with Respect to the Trust. (i)  In addition to the duties of the Administrator set forth above, the Administrator shall perform such calculations, and shall prepare for execution by the Issuer or the Trustee or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions, as it shall be the duty of the Issuer or the Trustee to perform, prepare, file or deliver pursuant to the Related Agreements, and at the request of the Trustee shall take all appropriate action that it is the duty of the Issuer or the Trustee to take pursuant to the Related Agreements. Subject to Section 5 of this Agreement, and in accordance with the directions of the Trustee, the Administrator shall administer, perform or supervise the performance of such other activities in connection with the Collateral (including the Related Agreements) as are not covered by any of the foregoing and as are expressly requested by the Trustee and are reasonably within the capability of the Administrator.

(ii)  Notwithstanding anything in this Agreement or the Related Agreements to the contrary, if any Certificates are held by any Person other than the Depositor the Administrator shall be responsible for promptly notifying the Trustee in the event that any withholding tax is imposed on the Trust’s payments (or allocations of income) to an

Owner as contemplated in Section 5.2(c) of the Trust Agreement. Any such notice shall specify the amount of any withholding tax required to be withheld by the Trustee pursuant to such provision.

(iii)  Notwithstanding anything in this Agreement or the Related Agreements to the contrary, the Administrator shall be responsible for performance of the duties of the Trustee (if any) set forth in Sections 5.5(a), (b), (c) and (d), the penultimate sentence of Section 5.5 and Section 5.6(a) of the Trust Agreement with respect to, among other things, accounting and reports to Owners; provided, however, that the Trustee shall retain responsibility for the distribution of the Schedule K-1s necessary to enable each Owner to prepare its federal and state income tax returns.

(iv)  If any Certificates are held by any Person other than the Depositor, the Administrator shall satisfy its obligations with respect to clauses (ii) and (iii) by retaining, at the expense of the Trust payable by the Servicer, a firm of Independent certified public accountants (the “Accountants”) reasonably acceptable to the Trustee, which Accountants shall perform the obligations of the Administrator thereunder. In connection with clause (ii), the Accountants will provide, on or prior to the date on which the Trustee receives its notice from the Administrator under such clause, a letter in form and substance satisfactory to the Trustee as to whether any tax withholding is then required and, if required, the procedures to be followed with respect thereto to comply with the requirements of the Code. The Accountants shall be required to update the letter in each instance that any additional tax withholding is subsequently required or any previously required tax withholding shall no longer be required.

(v)  The Administrator shall perform the duties of the Administrator specified in Section 10.2 of the Trust Agreement required to be performed in connection with the resignation or removal of the Trustee, and any other duties expressly required to be performed by the Administrator under the Trust Agreement.

(vi)  In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrator may enter into transactions with or otherwise deal with any of its affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Issuer and shall be, in the Administrator’s opinion, no less favorable to the Issuer than would be available from unaffiliated parties.

(vii)  The Administrator hereby agrees to execute on behalf of the Issuer all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Basic Documents or otherwise by law.

(c)  Non-Ministerial Matters. (i)  With respect to matters that in the reasonable judgment of the Administrator are non-ministerial, the Administrator shall not take any action unless within a reasonable time before the taking of such action the Administrator shall have notified the Trustee of the proposed action and the Trustee shall not have withheld consent or provided an alternative direction. For the purpose of the preceding sentence, “non-ministerial matters” shall include, without limitation:

(A)  the amendment of or any supplement to the Indenture;

(B)  the initiation of any claim or lawsuit by the Issuer and the compromise of any action, claim or lawsuit brought by or against the Issuer (other than in connection with the collection of the Receivables);

(C)  the amendment, change or modification of the Related Agreements;

(D)  the appointment of successor Note Registrars, successor Paying Agents and successor Trustees pursuant to the Indenture or the appointment of successor Administrators or successor Servicers, or the consent to the assignment by the Note Registrar, Paying Agent or Indenture Trustee of its obligations under the Indenture; and

(E)  the removal of the Indenture Trustee.

(ii)  Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not: (x) make any payments to the Noteholders under the Related Agreements, (y) sell the Trust Estate pursuant to Section 5.4 of the Indenture or (z) take any other action that the Issuer directs the Administrator not to take on its behalf.

2.  Records.  The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer, the Indenture Trustee and the Depositor at any time during normal business hours.

3.  Compensation.  As compensation for the performance of the Administrator’s obligations under this Agreement and as reimbursement for its expenses related thereto, the Administrator shall be entitled to $500 per quarter payable in arrears on each Payment Date, which payment shall be solely an obligation of the Issuer.

4.  Additional Information To Be Furnished to the Issuer.  The Administrator shall furnish to the Issuer from time to time such additional information regarding the Collateral as the Issuer shall reasonably request.

5.  Independence of the Administrator.  For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer or the Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer, the Administrator shall have no authority to act for or represent the Issuer or the Trustee in any way (other than as permitted hereunder) and shall not otherwise be deemed an agent of the Issuer or the Trustee.

6.  No Joint Venture.  Nothing contained in this Agreement:  (i) shall constitute the Administrator and either of the Issuer or the Trustee as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

7.  Other Activities of the Administrator.  Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in their sole discretion, from acting in a similar capacity as an administrator for any other Person even though such Person may engage in business activities similar to those of the Issuer, the Trustee or the Indenture Trustee.

8.  Term of Agreement; Resignation and Removal of the Administrator.  (a)  This Agreement shall continue in force until the dissolution of the Issuer, upon which event this Agreement shall automatically terminate.

(b)  Subject to Section 8(e), the Administrator may resign its duties hereunder by providing the Issuer, the Trustee, the Indenture Trustee and the Servicer with at least 60 days’ prior written notice.

(c)  Subject to Section 8(e), the Issuer may remove the Administrator without cause by providing the Administrator, the Trustee, the Indenture Trustee and the Servicer with at least 60 days’ prior written notice.

(d)  Subject to Section 8(e), at the sole option of the Issuer, the Administrator may be removed immediately upon written notice of termination from the Issuer to the Administrator, the Trustee, the Indenture Trustee and the Servicer if any of the following events shall occur:

(i)  the Administrator shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten days (or, if such default cannot be cured in such time, shall not give within ten days such assurance of cure as shall be reasonably satisfactory to the Issuer);

(ii)  a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within 60 days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

(iii)  the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this subsection shall occur, it shall give written notice thereof to the Issuer, the Servicer, the Trustee and the Indenture Trustee within seven days after the happening of such event.

(e)  Upon the Administrator’s receipt of notice of termination, pursuant to Sections 8(c) or (d), or the Administrator’s resignation in accordance with this Agreement, the predecessor Administrator shall continue to perform its functions as Administrator under this Agreement, in the case of termination, only until the date specified in such termination notice or, if no such date is specified in a notice of termination, until receipt of such notice and, in the case of resignation, until the later of: (x) the date 45 days from the delivery to the Issuer, the Trustee, the Indenture Trustee and the Servicer of written notice of such resignation (or written confirmation of such notice) in accordance with this Agreement and (y) the date upon which the predecessor Administrator shall become unable to act as Administrator, as specified in the notice of resignation and accompanying Opinion of Counsel. In the event of the Administrator’s termination hereunder, the Issuer shall appoint a successor Administrator acceptable to the Indenture Trustee, and the successor Administrator shall accept its appointment by a written assumption in form acceptable to the Indenture Trustee. In the event that a successor Administrator has not been appointed at the time when the predecessor Administrator has ceased to act as Administrator in accordance with this Section, the Indenture Trustee without further action shall automatically be appointed the successor Administrator and the Indenture Trustee shall be entitled to the compensation specified in Section 3. Notwithstanding the above, the Indenture Trustee shall, if it shall be unable so to act, appoint or petition a court of competent jurisdiction to appoint any established institution having a net worth of not less than $50,000,000 and whose regular business shall include the performance of functions similar to those of the Administrator, as the successor to the Administrator under this Agreement.

(f)  Upon appointment, the successor Administrator (including the Indenture Trustee acting as successor Administrator) shall be the successor in all respects to the predecessor Administrator and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Administrator and shall be entitled to the compensation specified in Section 3 and all the rights granted to the predecessor Administrator by the terms and provisions of this Agreement.

(g)  Except when and if the Indenture Trustee is appointed successor Administrator, the Administrator may not resign unless it is prohibited from serving as such by law as evidenced by an Opinion of Counsel to such effect delivered to the Indenture Trustee. No resignation or removal of the Administrator pursuant to this Section shall be effective until: (i) a successor Administrator shall have been appointed by the Issuer and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder.

(h)  The appointment of any successor Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to the proposed appointment.

9.  Action upon Termination, Resignation or Removal.  Promptly upon the effective date of termination of this Agreement pursuant to Section 8(a), or the resignation or removal of the Administrator pursuant to Section 8(b) or (c), respectively, the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The Administrator shall forthwith upon such termination pursuant to Section 8(a) deliver to the Issuer all property and documents of or relating to the Collateral then in the custody of the Administrator. In the event of the resignation or removal of the

Administrator pursuant to Section 8(b) or (c), respectively, the Administrator shall cooperate with the Issuer and the Indenture Trustee and take all reasonable steps requested to assist the Issuer and the Indenture Trustee in making an orderly transfer of the duties of the Administrator.

10.  Notices.  Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

(a)  if to the Issuer or the Trustee, to:

CNH Equipment Trust 2004-A
c/o The Bank of New York
101 Barclay Street, Floor 8W
New York, New York  10286
Attention: Corporate Trust Administration - Asset Backed Finance Unit

(b)  if to the Administrator, to:

Case Credit Corporation
233 Lake Avenue
Racine, Wisconsin 53403
Attention: Treasurer

(c)  if to the Indenture Trustee, to:

JPMorgan Chase Bank
227 West Monroe Street, 26th Floor
Chicago, Illinois  60606
Attention: Institutional Trust Services Group – CNH Equipment Trust
2004-A

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above.

11.  Amendments.  This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Issuer, the Administrator and the Indenture Trustee, with the written consent of the Trustee, but without the consent of any of the Noteholders or the Certificateholders, to cure any ambiguity, to correct or supplement provisions of this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, however, that such amendment shall not, as evidenced by an Opinion of Counsel satisfactory to the Indenture Trustee, adversely affect in any material respect the interests of any Noteholder or Certificateholder.

This Agreement may also be amended from time to time by the Issuer, the Administrator and the Indenture Trustee with the written consent of (w) the Trustee, (x) Noteholders holding Notes evidencing not less than a majority of the Note Balance and (y) the Holders of Certificates evidencing not less than a majority of the Certificate Balance, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, however, that no such amendment shall: (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Receivables or distributions that are required to be made for the benefit of the Noteholders or the Certificateholders or (ii) reduce the aforesaid percentage of the Holders of Notes and Certificates that are required to consent to any such amendment, without the consent of the Holders of all the outstanding Notes and Certificates. Notwithstanding the foregoing, the Administrator may not amend this Agreement without the permission of the Depositor, which permission shall not be unreasonably withheld.

Promptly after the execution of any such amendment or consent (or, in the case of the Rating Agencies, 10 days prior thereto), the Administrator shall furnish written notification of the substance of such amendment or consent to each Certificateholder, the Trustee, the Indenture Trustee and each of the Rating Agencies.

It shall not be necessary for the consent of the Certificateholders or the Noteholders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

Notwithstanding anything herein to the contrary, any term or provision of this Agreement may be amended by the Administrator without the consent of the Certificateholders, the Noteholders or any other Person to add, modify or eliminate any provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any such amendment that the Rating Agency Condition shall have been satisfied.

12.  Successors and Assigns.  This Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Issuer, the Indenture Trustee and the Trustee and subject to the satisfaction of the Rating Agency Condition in respect thereof. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder.  Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of the Issuer or the Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator, provided that such successor organization executes and delivers to the Issuer, the Trustee and the Indenture Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder.  Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

13.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.  Headings.  The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

15.  Counterparts.  This Agreement may be executed in counterparts, all of which when so executed shall together constitute but one and the same agreement.

16.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.  Not Applicable to Case Credit Corporation in Other Capacities.  Nothing in this Agreement shall affect any obligation Case Credit Corporation may have in any other capacity.

18.  Limitation of Liability of the Trustee and the Indenture Trustee.  (a)  Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by The Bank of New York, not in its individual capacity but solely in its capacity as Trustee of the Issuer, and in no event shall The Bank of New York, in its individual capacity, or any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer. For all purposes of this Agreement, in the performance of any duties or obligations of the Issuer thereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the Trust Agreement.

(b)  Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by JPMorgan Chase Bank, not in its individual capacity but solely as Indenture Trustee, and in no event shall JPMorgan Chase Bank have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.

19.  Third-Party Beneficiary.  The Trustee is a third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

20.  Indemnification.  The Administrator shall indemnify the Trustee and the Indenture Trustee (and their officers, directors, employees and agents) for, and hold them harmless against, any losses, liability or expense, including attorneys’ fees reasonably incurred by them, incurred without negligence or bad faith on their part, arising out of or in connection with: (i) actions taken by either of them pursuant to instructions given by the Administrator pursuant to this Agreement or (ii) the failure of the Administrator to perform its obligations hereunder. The indemnities contained in this Section shall survive the termination of this Agreement and the resignation or removal of the Administrator, the Trustee or the Indenture Trustee.

21.  Information Requests.  The parties hereto shall provide any information reasonably requested by the Administrator or any of its Affiliates, at the expense of the Administrator or any of its Affiliates, as applicable, in order to comply with or obtain more favorable treatment under any current or future law, rule, regulation, accounting rule or principle.

22.  Corporate Status.  Notwithstanding anything herein or in the other Basic Documents to the contrary, the Administrator may convert from a Delaware corporation to a Delaware limited liability company without the prior written consent of any party, without satisfying the Rating Agency Condition (but with prior written notice to such Rating Agencies), and without the need for entering into any supplemental or additional documentation.  Any references to the Administrator as a corporation herein or in any other Basic Document after any such conversion shall be references to such entity as a limited liability company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CNH EQUIPMENT TRUST 2004-A

By: THE BANK OF NEW YORK, not in its individual capacity but solely as Trustee on behalf of the Issuer

By:	/s/ JAMES BOWDEN
Name:	James P. Bowden
Title:	Assistant Treasurer

JPMORGAN CHASE BANK, not in its individual capacity but solely as Indenture Trustee

By:	/s/ KEITH RICHARDSON
Name:	Keith Richardson
Title:	Attorney-In-Fact

CASE CREDIT CORPORATION, as Administrator

By:	/s/ BRIAN O’KEANE
Name:	Brian O’Keane
Title:	Assistant Treasurer

Accepted and agreed:

THE BANK OF NEW YORK, not in its individual capacity but solely as Trustee under the Trust Agreement

By:	/s/ JAMES BOWDEN
Name:	James P. Bowden
Title:	Assistant Treasurer

Administration Agreement

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